EXHIBIT 21.1

                SUBSIDIARIES OF TRINITY LEARNING CORPORATION

Trinity Workplace Learning Corporation, Delaware
TouchVision, Inc., California 33-0649770
River Murray Training Proprietary Ltd. CAN 087 953 142, South Australia Ayrshire Trading Ltd. 500829, British Virgin Islands
Riverbend Group Holdings (Pty) Ltd. 1998/0016713/07, South Africa eLearning Systems (Pty) Ltd. 1998/001591/07, South Africa
Reusable Objects (Pty) Ltd. 1997/022039/07, South Africa
Learning Strategies (Pty) Ltd. 1997/020417/07, South Africa
Learning Advantage (Pty) Ltd. 2000/028180/07, South Africa eDegree (Pty) Ltd. 2000/005620/07, South Africa
Trinity Learning AS. 981311892, Norway
Funk Web AS. 978611915, Norway
Funk Web Consulting AS. 984304889, Norway